EXHIBIT 10.1
COUSINS PROPERTIES INCORPORATED
KEY EMPLOYEE
NON-INCENTIVE STOCK OPTION AND
STOCK APPRECIATION RIGHT CERTIFICATE
THIS CERTIFICATE evidences that a stock option (“Option”) and a Stock Appreciation Right (“SAR”) have been granted under the Cousins Properties Incorporated 1999 Incentive Stock Plan, as amended (“Plan”), to Key Employee as of the Award Date with respect to the Awarded Number of Shares of Stock at the Option Price per share, all as defined below and this Option and SAR grant (“Grant”) shall be subject to the terms and conditions set forth in Exhibit A of this Certificate.

“Key Employee”:	<<Name>>
“Award Date”:	<<Date>>
“Awarded Number of Shares of Stock”:	<<Shares >>
“Option Price per Share”:	<<Dollar >>
“Vesting Period”:	<<Vesting-Period>>

COUSINS PROPERTIES INCORPORATED
BY:
TITLE: General Counsel & Corporate Secretary

CERTIFICATE
EXHIBIT A
     § 1. Plan. This Grant is subject to all the terms and conditions set forth in the Plan and this Certificate, and all of the capitalized terms not otherwise defined in this Certificate shall have the same meaning in this Certificate as in the Plan. If a determination is made that any term or condition in this Certificate is inconsistent with the Plan, the Plan shall control. A copy of the Plan will be made available to Key Employee upon written request to the corporate Secretary of CPI.
     § 2. Status as Non-ISO. CPI intends that the Option part of this Grant not qualify for any special income tax benefits under § 422 of the Code. Therefore, CPI intends that the exercise of the Option part of this Grant constitute a taxable event to Key Employee for federal income tax purposes and that CPI receive an income tax deduction at exercise for federal income tax purposes for the amount that Key Employee includes in income.
     § 3. Accrual of Exercise Right. The right to exercise this Grant shall (subject to the special rules in § 5) accrue and become exercisable in equal increments on each annual anniversary of the Award Date over the Vesting Period so long as Key Employee remains continuously in the employ of “Cousins” through such anniversary date, where for purposes of this Certificate the term “Cousins” means either CPI, a Parent, or a Subsidiary or any combinations of such organizations. The aggregate number of shares of Stock subject to exercise on any date shall equal the excess, if any, of the number of whole shares of Stock as to which the right to exercise then has accrued over the number of whole shares of Stock for which this Grant has been exercised. This Grant may be exercised in whole or in part at any time with respect to whole shares of Stock as to which the exercise right has accrued as of that time; provided, however, that this Grant may not be exercised for fewer than twenty-five (25) shares of

Stock unless the total number of shares of Stock which can be purchased under this Grant at the time of such exercise is fewer than twenty-five (25), in which event this Grant shall be exercised for the total number of such shares.
     § 4. Life of Option. This Grant shall expire when exercised in full; provided, however, this Grant shall expire, to the extent not exercised in full, on the date which is the tenth anniversary of Award Date, or, if earlier, on the date provided under § 5 of this Certificate.
     § 5. Special Rules.
          (a) Termination of Employment. Except as provided in § 5(b), § 5(c), or § 5(d) of this Certificate, in the event that Key Employee’s employment by or with Cousins is terminated for any reason on any date, Key Employee’s the accrued right under § 3 of this Certificate to exercise this Grant shall expire immediately and automatically on the last day of the earlier of (A) the twelve (12) consecutive month period which immediately follows the date of Key Employee’s employment terminates or (B) the period described in § 4 of this Certificate; provided, however, that in the event Key Employee’s employment is terminated on any date (l) by Cousins for “cause” (as determined by the Committee in its discretion and) or (2) by Key Employee without the written consent of the Committee, this Grant shall expire immediately and automatically on such date and shall be of no further force and effect with respect to any shares of Stock not purchased before such date.
          For purposes of determining whether Key Employee’s employment by or with Cousins has terminated,
     (l) a transfer of employment between or among the organizations which constitute Cousins shall not be treated as a termination of Key Employee’s employment with Cousins,

     (2) if Key Employee is employed solely by any organization which constitutes Cousins other than CPI, the termination of CPI’s ownership interest in such organization or the sale of all or substantially all of the assets of such organization shall be treated as a termination of Key Employee’s employment with Cousins, and
     (3) Key Employee’s commencement of a leave of absence from Cousins shall not be treated as a termination of Key Employee’s continuous employment with Cousins, provided such leave of absence is approved in writing by the Committee.
          (b) Death. In the event that Key Employee (l) dies while employed by Cousins or (2) dies while he or she has a right to exercise this Grant under § 5(a)(A) of this Certificate, Key Employee’s right to exercise this Grant under § 5(a)(A) shall be extended and thereafter shall expire immediately and automatically on the last day of the twelve (12) consecutive month period immediately following the date of Key Employee’s death. In the event Key Employee dies while he or she has a right to exercise this Grant under § 5(d) of this Certificate, Key Employee’s right to exercise this Grant shall expire immediately and automatically on the last day of the twelve (12) consecutive month period immediately following the date of Key Employee’s death or, if sooner, on the date specified in § 5(d). In the event that Key Employee dies while employed by Cousins, Key Employee’s rights under § 3 shall be determined as if he or she had remained in the employ of Cousins throughout the Vesting Period.
          (c) Change in Control. If (1) there is a Change in Control of CPI on any date and the Plan and this Grant are continued in full force and effect or there is an assumption of the Plan and this Grant in connection with such Change in Control and (2) Key Employee’s employment with Cousins terminates for any reason within the two-year period starting on the date of the Change in Control, then this Grant shall become 100% exercisable by Key Employee on the date his or her employment so terminates (without regard to § 3 of this Certificate) in accordance with § 15 of the Plan as in effect on the Award Date and shall be exercisable in accordance with § 5(a) of this Certificate. If there is a Change in Control of CPI on any date and the Plan and this Grant are not continued in full force and effect or there is no assumption of the Plan and this Grant in connection with such Change in Control, (A) this Grant shall become 100% exercisable by Key Employee (without regard to § 3 of this Certificate) in accordance with § 15 of the Plan as in effect on the Award Date on a date selected by the Board which shall provide Key Employee a reasonable opportunity to exercise his or her Grant and (B) this Grant may then be canceled unilaterally by the Board immediately before the date of the Change in Control.
          (d) Retirement. In the event that Key Employee’s employment with Cousins terminates by reason of Retirement, this Grant shall become 100% exercisable by Key Employee on the date his or her employment so terminates (without regard to § 3 of this Certificate) and Key Employee’s right to exercise this Grant shall expire, to the extent not exercised in full, no earlier than the last day of the period described in § 4 of this Certificate (determined without regard to § 5(a)). For purposes of this § 5(d), “Retirement” shall mean Key Employee’s termination of employment with Cousins on or after the date (i) Key Employee has attained age 60 and (ii) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment equal at least 65.
          (e) No Duplication. If Key Employee exercises his or her right to purchase any share of Stock under the Option part of this Grant, such exercise automatically shall cancel his or her right to exercise the SAR part of this Grant with respect to such share of Stock and, if Key Employee exercises the SAR part of this Grant with respect to any share of Stock, such exercise automatically shall cancel his or her right to exercise the Option part of this Grant with respect to such share of Stock.
     § 6. Method of Exercise.
          (a) Option. Key Employee may (subject to the conditions of this Certificate) exercise the Option part of this Grant in whole or in part (before the date the Option expires) on any normal business day of CPI by (1) delivering to CPI at its principal place of business in Atlanta, Georgia a written notice (addressed to its corporate Secretary or Chief Financial Officer) of the exercise of such Option and (2) simultaneously paying the Option Price to CPI in cash, by check, by delivering to CPI Stock which has been held by Key Employee for at least six (6) months and which is otherwise acceptable to the Committee, or in any combination of cash, check or Stock acceptable to the Committee which results in full payment of the Option Price. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed certificate for such Stock is delivered to CPI.
          (b) SAR. Key Employee may (subject to the conditions of this Certificate) exercise the SAR part of this Grant in whole or in part (before the date the Option expires) on any normal business day of CPI by delivering to CPI a written notice of the exercise of such SAR.
     § 7. Delivery of Stock.
          (a) Option. CPI shall (subject to § 17.5 of the Plan) deliver to Key Employee a properly issued certificate for any Stock purchased pursuant to the exercise of all or any portion of the Option part of this Grant as soon as practicable after such exercise, and such delivery shall discharge CPI of all of its duties and responsibilities and obligations with respect to the shares of Stock subject to such exercise.
          (b) SAR. CPI pursuant to any exercise of all or any portion of the SAR part of this Grant shall compute the excess, if any, of the aggregate Fair Market Value of the shares of Stock subject to such exercise on the date of exercise over the aggregate Option Price for such shares (the “Spread”) and shall (subject to § 17.5 of the Plan) as soon as practicable after such exercise deliver to Key Employee whole shares of Stock equal to the Spread (rounding down to the nearest whole share), and such delivery shall discharge CPI of all of its duties and responsibilities and obligations with respect to the shares of Stock subject to such exercise. The number of whole shares of stock delivered shall be determined using the Fair Market Value of a share of Stock on the date the SAR part of this Grant is exercised. The Fair Market Value of a fractional Share shall be paid in cash.
     § 8. Non-Transferability. This Grant is not transferable (absent the Committee’s consent) by Key Employee other than by will or by the applicable laws of descent and distribution, and this Grant (absent the Committee’s consent) shall be exercisable during Key Employee’s lifetime only by Key Employee. The person or persons to whom this Grant is transferred by will or by the applicable laws of descent and distribution thereafter shall be treated as the Key Employee under this Certificate.
     § 9. Resale of Shares Acquired by Exercise of Option. Upon the receipt of shares of Stock as a result of the exercise of the Option, Key Employee shall, if so requested by CPI, hold such shares of Stock for investment and not with a view of resell or distribution to the public and, if so requested by CPI, shall deliver to CPI a written statement satisfactory to CPI to that effect.

     § 10. Not Contract; No Shareholder Rights; Construction of Certificate. This Certificate (1) shall not be deemed a contract of employment or give Key Employee any right to continue employment with Cousins, (2) shall not give Key Employee any rights of any kind or description whatsoever as a shareholder of CPI as a result of this Grant or his or her exercise of this Grant before the date of the actual delivery of Stock subject to this Grant to Key Employee, (3) shall not confer on Key Employee any rights upon his or her termination of employment in addition to those rights expressly set forth in this Certificate, and (4) shall be construed exclusively in accordance with the laws of the State of Georgia.
     § 11. Other Conditions. If so requested by CPI upon the exercise of this Grant, Key Employee shall (as a condition to the exercise of this Grant) enter into any other agreement or make such other representations prepared by CPI which in relevant part will restrict the transfer of Stock acquired pursuant to the exercise of this Grant and will provide for the repurchase of such Stock by CPI under certain circumstances.
     § 12. Tax Withholding. Key Employee shall have the right to satisfy any applicable, minimum federal and state withholding requirements arising out of the exercise of this Grant by electing to (1) have CPI withhold shares of Stock that otherwise would be transferred to such Key Employee as a result of the exercise of this Grant, (2) deliver to CPI cash, (3) deliver to CPI previously owned shares of Stock to the extent necessary to satisfy such requirement or (4) any combination of the foregoing; provided, however, that any such election may be made by Key Employee only if such election shall not be subject to Section 16(b) of the 1934 Act, and any shares of Stock delivered to CPI shall have been held by Key Employee for at least six months. To the extent Key Employee does not satisfy such income tax or other applicable withholding requirements by withholding or delivering shares of Stock, CPI shall have the right upon the exercise of this Grant to take such action as it deems necessary or appropriate to satisfy any income tax or other applicable, minimum withholding requirements.
     § 13. Section 16a. If Key Employee, at the time he or she proposes to exercise any rights under this Grant, is an officer or director of CPI, or is filing ownership reports with the Securities and Exchange Commission under Section 16(a) of the Exchange Act, then Key Employee should consult CPI before Key Employee exercises such rights to determine whether the securities law might subject him or her to additional restrictions upon the exercise of such rights.

120706
OPTION OR SAR EXERCISE FORM
(To be used by Key Employee
to exercise the rights to purchase Stock
evidenced by the foregoing Option or to exercise the related SAR)
TO: Cousins Properties, Inc.
Please check either (a), (b) or (c).
☐   (a) The Undersigned hereby exercises his/her right to purchase                      shares of Stock covered by the Option grant evidenced by attached Certificate in accordance with the terms and conditions thereof, and herewith makes payment of the Option Price of such shares in full; or
☐   (b) The Undersigned hereby exercises the SAR evidenced by the attached Certificate with respect to                      shares of Stock covered by the SAR grant in accordance with the terms and conditions thereof; or
☐   (c) The Undersigned hereby exercises (1) his/her right to purchase                      shares of such Stock covered by such Option and herewith makes payment of the Option Price of such shares in full and (2) the SAR with respect to                      shares of such Stock.
If the Undersigned wants shares electronically transferred to a brokerage account, please attach appropriate transfer instructions to this form.

Signature

Address
Dated